EXHIBIT 99.1

PRESSRELEASE www.HelixESG.com

Helix Energy Solutions Group, Inc. ●	3505 W. Sam Houston Parkway N., Suite 400	●	Houston, TX 77043	●	281-618-0400	●	fax: 281-618-0505

For Immediate Release							21-009

Date: July 23, 2021	Contact:	Erik Staffeldt
Executive Vice President & CFO

Helix Appoints T. Mitch Little as New Director

HOUSTON, TX – Helix Energy Solutions Group, Inc. (“Helix”) (NYSE: HLX) announced today that its Board of Directors has appointed T. Mitch Little as a new director.

Mr. Little, 58, served as Executive Vice President – Operations for Marathon Oil Corporation (“Marathon”) (NYSE: MRO) from August 2016 until his retirement in December 2020, where he held full responsibility for all operations and development activities.  Prior to such role Mr. Little served in a variety of roles of progressing leadership responsibility at Marathon, including Vice President – Conventional & Oil Sands Mining Assets, Vice President – International & Offshore Exploration & Production Operations, Managing Director – Norway, and General Manager – Worldwide Drilling & Completions.  Mr. Little joined Marathon in 1986 and has over 30 years’ experience in the petroleum industry in various technical, supervisory and senior management positions.  Mr. Little previously served as the Chairman of the Oilfield Energy Center, a non-profit venture dedicated to expanding awareness of subsurface hydrocarbon energy resources and supporting global stewardship in the communities that develop those resources in a safe and environmentally responsible manner.

Mr. Little will serve as a Class I director whose term will expire at Helix’s next Annual Meeting of Shareholders.

About Helix

Helix Energy Solutions Group, Inc., headquartered in Houston, Texas, is an international offshore energy services company that provides specialty services to the offshore energy industry, with a focus on well intervention and robotics operations.  For more information about Helix, please visit our website at www.HelixESG.com.